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         EXHIBIT (12)(a)  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in millions) (unaudited)

                                               Six Months Ended          Year Ended
                                                    June 30              December 31
                                               -----------------      ----------------
                                               1996         1995            1995
                                               ----         ----            ----
Income (loss) before income taxes
  and minority interest                      $(1,280)       $  26          $  13
Less: Equity in income (loss) of 50 percent
  or less owned affiliates                         1            -              2
Add: Fixed charges excluding capitalized
  interest                                       270          105            259
                                             -------        -----          -----
Earnings as adjusted                         $(1,011)       $ 131          $ 270
                                             =======        =====          =====
Fixed charges:
  Interest expense                           $   255        $  95          $ 237
  Rental expense                                  15           10             22
  Capitalized interest                             -            -              -
                                             -------        -----          -----
Total fixed charges                          $   270        $ 105          $ 259
                                             =======        =====          =====
Ratio of earnings to fixed charges                (a)        1.25x          1.04x
                                             =======        =====          =====


(a) Additional income before income taxes and minority interest of $1,281 million would be necessary to attain a ratio of earnings to fixed charges of 1.00x for the six months ended June 30, 1996.


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